SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)*
Transmeta Corporation

(Name of Issuer)
Common Stock, $0.00001 par value per share

(Title of Class of Securities)
89376R109

(CUSIP Number)
December 31, 2008

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐      Rule 13d-1(b)
☐      Rule 13d-1(c)
☑     Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	89376R109	13G	Page	2	of	26	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Partners VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,833 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by Institutional Venture Partners VI, L.P. (“IVP VI”), Institutional Venture Management VI, L.P. (“IVM VI”), Institutional Venture Partners VII, L.P. (“IVP VII”), Institutional Venture Management VII, L.P. (“IVM VII”), Institutional Venture Partners VIII, L.P. (“IVP VIII”), Institutional Venture Management Investment Fund VIII, LLC (“IF”), Institutional Venture Management Investment Fund VIII-A, LLC (“IFA”), Institutional Venture Management VIII, LLC (“IVM VIII”), IVP Founders Fund I, L.P. (“FFI”), Samuel D. Colella (“SDC”), Reid W. Dennis (“RWD”), R. Thomas Dyal (“RTD”), Mary Jane Elmore (“MJE”), Norman A. Fogelsong (“NAF”), Timothy M. Haley (“TMH”), Ruthann Quindlen (“RAQ”), Rebecca B. Robertson (“RBR”), L. James Strand (“LJS”), William P. Tai (“WPT”), T. Peter Thomas (“TPT”) and Geoffrey Y. Yang (“GYY,” together with IVP VI, IVM VI, IVP VII, IVM VII, IVP VIII, IF, IFA, IVM VIII, FFI, SDC, RWD, RTD, MJE, NAF, TMH, RAQ, RBR, LJS, WPT, and TPT, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, and (viii) 24,155 shares of Common Stock held by FFI. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	3	of	26	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,833 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, and (viii) 24,155 shares of Common Stock held by FFI. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	4	of	26	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Partners VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,833 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, and (viii) 24,155 shares of Common Stock held by FFI. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	5	of	26	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,833 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, and (viii) 24,155 shares of Common Stock held by FFI. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	6	of	26	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Partners VIII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,833 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, and (viii) 24,155 shares of Common Stock held by FFI. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	7	of	26	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management Investment Fund VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,833 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, and (viii) 24,155 shares of Common Stock held by FFI. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	8	of	26	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management Investment Fund VIII-A, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,833 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, and (viii) 24,155 shares of Common Stock held by FFI. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	9	of	26	Pages

1	NAMES OF REPORTING PERSONS Institutional Venture Management VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,833 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, and (viii) 24,155 shares of Common Stock held by FFI. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	10	of	26	Pages

1	NAMES OF REPORTING PERSONS IVP Founders Fund I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,833 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, and (viii) 24,155 shares of Common Stock held by FFI. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	11	of	26	Pages

1	NAMES OF REPORTING PERSONS Samuel D. Colella

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		2,459 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,459 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

578,292 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.74% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, (viii) 24,155 shares of Common Stock held by FFI and (ix) 2,459 shares of Common Stock held by Colella Family Trust and Colella Family Partners, entities controlled by and for the benefit of SDC and one or more of SDC’s family members. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.

(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	12	of	26	Pages

1	NAMES OF REPORTING PERSONS Reid W. Dennis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		3,291 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,291 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

579,124 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.75% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, (viii) 24,155 shares of Common Stock held by FFI and (ix) 3,291 shares of Common Stock held by Reid & Margaret Dennis Trust, a trust controlled by and for the benefit of RWD and one or more of RWD’s family members. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.

(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	13	of	26	Pages

1	NAMES OF REPORTING PERSONS R. Thomas Dyal

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		99,000 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

99,000 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

99,000 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

less than 1% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares include (i) 97,500 shares of Common Stock held by IVP VIII, (ii) 1,050 shares of Common Stock held by IF and (iii) 450 shares of Common Stock held by IFA. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.

(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	14	of	26	Pages

1	NAMES OF REPORTING PERSONS Mary Jane Elmore

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		547 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		476,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		547 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

476,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

477,380 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.91% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 24,155 shares of Common Stock held by FFI, (iv) 64,666 shares of Common Stock held by IVP VII, (v) 1,333 shares of Common Stock held by IVM VII and (vi) 547 shares of Common Stock held by MJE kids’ trusts, trusts controlled by and for the benefit of MJE and one or more of MJE’s family members. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	15	of	26	Pages

1	NAMES OF REPORTING PERSONS Norman A. Fogelsong

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		476,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

476,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

476,833 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.91% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 24,155 shares of Common Stock held by FFI, (iv) 64,666 shares of Common Stock held by IVP VII and (v) 1,333 shares of Common Stock held by IVM VII. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	16	of	26	Pages

1	NAMES OF REPORTING PERSONS Timothy M. Haley

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		160 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		99,000 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		160 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

99,000 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

99,160 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

less than 1% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 97,500 shares of Common Stock held by IVP VIII, (ii) 1,050 shares of Common Stock held by IF, (iii) 450 shares of Common Stock held by IFA and (iv) 160 shares of Common Stock held by The Haley-McGourty Family trust, a trust controlled by and for the benefit of TMH and one or more of TMH’s family members. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	17	of	26	Pages

1	NAMES OF REPORTING PERSONS Ruthann Quindlen

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,833 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, and (viii) 24,155 shares of Common Stock held by FFI. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	18	of	26	Pages

1	NAMES OF REPORTING PERSONS Rebecca B. Robertson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		99,000 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

99,000 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

99,000 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

less than 1% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 97,500 shares of Common Stock held by IVP VIII, (ii) 1,050 shares of Common Stock held by IF and (iii) 450 shares of Common Stock held by IFA. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	19	of	26	Pages

1	NAMES OF REPORTING PERSONS L. James Strand

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,833 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, and (viii) 24,155 shares of Common Stock held by FFI. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	20	of	26	Pages

1	NAMES OF REPORTING PERSONS William P. Tai

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		5,894 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		164,999 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,894 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

164,999 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

170,893 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.40% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 64,666 shares of Common Stock held by IVP VII, (ii) 1,333 shares of Common Stock held by IVM VII, (iii) 97,500 shares of Common Stock held by IVP VIII, (iv) 1,050 shares of Common Stock held by IF, (v) 450 shares of Common Stock held by IFA and (vi) 5,894 shares of Common Stock held by WPT. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	21	of	26	Pages

1	NAMES OF REPORTING PERSONS T. Peter Thomas

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		273 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		273 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

576,106 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.72% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, (viii) 24,155 shares of Common Stock held by FFI and (ix) 273 shares of Common Stock held by TPT. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No.	89376R109	13G	Page	22	of	26	Pages

1	NAMES OF REPORTING PERSONS Geoffrey Y. Yang

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		5,707 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		575,833 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,707 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER

575,833 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

581,540 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.76% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) The shares include (i) 378,485 shares of Common Stock held by IVP VI, (ii) 8,194 shares of Common Stock held by IVM VI, (iii) 64,666 shares of Common Stock held by IVP VII, (iv) 1,333 shares of Common Stock held by IVM VII, (v) 97,500 shares of Common Stock held by IVP VIII, (vi) 1,050 shares of Common Stock held by IF, (vii) 450 shares of Common Stock held by IFA, (viii) 24,155 shares of Common Stock held by FFI and (ix) 5,707 shares of Common Stock held by GYY. IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.
(3) This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

Item 1(a).	Name of Issuer:

Transmeta Corporation
Item 1(b).	Address of Issuer’s Principal Executive Offices:

3990 Freedom Circle Santa Clara, California 95054
Item 2(a).	Name of Person Filing:

Institutional Venture Partners VI, L.P. (“IVP VI”)
Institutional Venture Management VI, L.P. (“IVM VI”)
Institutional Venture Partners VII, L.P. (“IVP VII”)
Institutional Venture Management VII, L.P. (“IVM VII”)
Institutional Venture Partners VIII, L.P. (“IVP VIII”)
Institutional Venture Management Investment Fund VIII, LLC (“IF”)
Institutional Venture Management Investment Fund VIII-A, LLC (“IFA”)
Institutional Venture Management VIII, LLC (“IVM VIII”)
IVP Founders Fund I, L.P. (“FFI”)
Samuel D. Colella (“SDC”)
Reid W. Dennis (“RWD”)
R. Thomas Dyal (“RTD”)
Mary Jane Elmore (“MJE”)
Norman A. Fogelsong (“NAF”)
Timothy M. Haley (“TMH”)
Ruthann Quindlen (“RAQ”)
Rebecca B. Robertson (“RBR”)
L. James Strand (“LJS”)
William P. Tai (“WPT”)
T. Peter Thomas (“TPT”)
Geoffrey Y. Yang (“GYY”)
Item 2(b).	Address of Principal Business Office or, if none, Residence:

Institutional Venture Partners 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, California 94025
Item 2(c).	Citizenship:

All entities: California, United States of America All individuals: United States of America
Item 2(d).	Title of Class of Securities:

Common Stock
Item 2(e).	CUSIP Number:

89376R109
Item 3.	Not applicable.
Item 4. Ownership. The following information with respect to the ownership of the Common Stock of the Issuer by the Reporting filing this Amendment No. 2 on the statement on Schedule 13G is provided as of December 31, 2008:

Page 23 of 26 Pages

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Reporting Persons	Directly	Power	Power (1)	Power	Power (1)	Ownership (1)	of Class (2)
IVP VI	378,485	0	575,833	0	575,833	575,833	4.72%

IVM VI	8,194	0	575,833	0	575,833	575,833	4.72%

IVP VII	64,666	0	575,833	0	575,833	575,833	4.72%

IVM VII	1,333	0	575,833	0	575,833	575,833	4.72%

IVP VIII	97,500	0	575,833	0	575,833	575,833	4.72%

IF	1,050	0	575,833	0	575,833	575,833	4.72%

IFA	450	0	575,833	0	575,833	575,833	4.72%

IVM VIII	0	0	575,833	0	575,833	575,833	4.72%

FFI	24,155	0	575,833	0	575,833	575,833	4.72%

SDC	2,459	2,459	575,833	2,459	575,833	578,292	4.74%

RWD	3,291	3,291	575,833	3,291	575,833	579,124	4.75%

RTD	0	0	99,000	0	99,000	99,000	less than 1%

MJE	547	547	476,833	547	476,833	477,380	3.91%

NAF	0	0	476,833	0	476,833	476,833	3.91%

TMH	160	160	99,000	160	99,000	99,160	less than 1%

RAQ	0	0	575,833	0	575,833	575,833	4.72%

RBR	0	0	99,000	0	99,000	99,000	less than 1%

LJS	0	0	575,833	0	575,833	575,833	4.72%

WPT	5,894	5,894	164,999	5,894	164,999	170,893	1.40%

TPT	273	273	575,833	273	575,833	576,106	4.72%

GYY	5,707	5,707	575,833	5,707	575,833	581,540	4.76%

(1)	IVM VI serves as the general partner of IVP VI and FFI and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ share voting and dispositive power over the shares held by IVP VI and FFI. As such, IVM VI may be deemed to own beneficially the shares held by IVP VI and FFI. IVM VII serves as the general partner of IVP VII and RWD, MJE, SDC, TPT, NAF, GYY, LJS, RAQ, WPT share voting and dispositive power over the shares held by IVP VII. As such, IVM VII may be deemed to own beneficially the shares held by IVP VII. IVM VIII serves as the general partner of IVP VIII and serves as the manager of IF and IFA and RWD, SDC, TPT, LJS, GYY, WPT, TMH, RAQ, RBR, RTD share voting and dispositive power over the shares held by IVP VIII, IF and IFA. As such, IVM VIII may be deemed to own beneficially the shares held by IVP VIII, IF and IFA.

(2)	This percentage is calculated based upon 12,204,671 shares of the Common Stock outstanding (as of October 15, 2008), as set forth in the Issuer’s most recent Form 10-Q, filed with the Securities and Exchange Commission on November 17, 2008.

Page 24 of 26 Pages

Item 5. Ownership of 5 Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☑
Item 6. Ownership of More than 5 Percent on Behalf of Another Person
     Not applicable.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not applicable.
Item 8. Identification and Classification of Members of the Group
     Not applicable.
Item 9. Notice of Dissolution of a Group
     Not applicable.
Item 10. Certification
     Not applicable.

Page 25 of 26 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 13, 2009
Institutional Venture Partners VI, L.P.
By its General Partner, Institutional Venture Management VI, L.P.
IVP Founders Fund I, L.P.
By its General Partner, Institutional Venture Management VI, L.P.
Institutional Venture Partners VII, L.P.
By its General Partner, Institutional Venture Management VII, L.P.
Institutional Venture Partners VIII, L.P.
By its General Partner, Institutional Venture Management VIII, LLC
IVM Investment Fund VIII, LLC
By its Manager, Institutional Venture Management VIII, LLC
IVM Investment Fund VIII-A, LLC
By its Manager, Institutional Venture Management VIII, LLC
/s/ T. Peter Thomas
T. Peter Thomas, Managing Director & General Partner

/s/ Samuel D. Colella Samuel D. Colella

/s/ Reid W. Dennis Reid W. Dennis

/s/ R. Thomas Dyal R. Thomas Dyal

/s/ Mary Jane Elmore Mary Jane Elmore

/s/ Norman A. Fogelsong Norman A. Fogelsong

/s/ Timothy M. Haley Timothy M. Haley

/s/ Ruthann Quindlen Ruthann Quindlen

/Rebecca B. Robertson Rebecca B. Robertson

/s/ L. James Strand L. James Strand

/s/ William P. Tai William P. Tai

/s/ T. Peter Thomas T. Peter Thomas

/s/ Geoffrey Y. Yang Geoffrey Y. Yang
     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 25 of 26 Pages